Exhibit 4.5

Lease Agreement

for Manufacturing Facilities

This Agreement is entered into between

(1)                                 Fresenius Immobilien-Verwaltungs-GmbH & Co. Objekt St. Wendel KG,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v. d. Höhe and registered with the commercial register of the local court of Bad Homburg v. d. Höhe under HRA 3143

— the “Landlord” —

and

(2)                                 Fresenius Medical Care Deutschland GmbH,

with business address at Else-Kröner-Straße 1, 61352 Bad Homburg v. d. Höhe and registered with the commercial register of the local court of Bad Homburg v. d. Höhe under HRB 5748

— the “Tenant” —

— the Landlord and the Tenant each a “Party” and together the “Parties” —

Recitals

(A)                               The Landlord is the owner of the real property located at the postal address of Frankfurter Straße 6-8 in 66606 St. Wendel (the “Property”).

(B)                               The Tenant already currently leases the Property from the Landlord under a lease agreement dated 30 September 1996, as amended from time to time, (the “Existing Lease Agreement”).

(C)                               The tenancy under the Existing Lease Agreement expires on 31 December 2016.

(D)                               The Parties do not wish to further amend the Existing Lease Agreement, but replace it by a new and restated lease agreement.

The Parties therefore conclude this lease agreement (the “Lease Agreement”) as follows:

1                                         Leased Premises

1.1                               This Lease Agreement relates to the manufacturing facilities and ancillary space located on the Property and comprises the entire Property as outlined in colour in the layout plan attached hereto as Annex 1.1 (the “Leased Space”).

The Tenant, as single tenant, currently already occupies the Leased Space under the Existing Lease Agreement. Accordingly, both Parties are fully familiar with the size and shape of the Leased Space and accept this as the agreed size and shape and the Tenant accepts the current condition of the Leased Space as the contractually owed condition (vertragsgemäß).

1.2                               This Lease Agreement includes all essential fixtures which are part of the Leased Space by virtue of law (wesentliche Bestandteile) and which are available at the commencement of the lease (the “Leased Fixtures”).

The fixtures listed in Annex 1.2 (Scheinbestandteile) are owned by the Tenant pursuant to Section 95 of the German Civil Code (Bürgerliches Gesetzbuch — “BGB”). The Tenant also owns all non-essential fixtures, inventory and operating facilities (Betriebsvorrichtungen). These are therefore not leased to the Tenant under this Lease Agreement.

1.3                               The Landlord warrants that (i) the Leased Space meets the general technical requirements which may apply to the purpose of the lease and (ii) complies with all statutory provisions and/or all directives of authorities.

The Landlord shall, at its own cost and expense, fulfil any conditions imposed by authorities or by statutory provisions as of the Lease Commencement whereas any future modifications relating to its operations in the Leased Space are to be made at the Tenant’s cost and expense.

The Leased Space may not be used for purposes other than the purposes permitted according to the regulations of authorities applicable from time to time.

2                                         Term, Termination and Handover

2.1                               The lease term shall commence on 1 January 2017, 0.00 hrs. CET (the “Lease Commencement”).

The lease term shall terminate on 31 December 2026, 24.00 hrs. CET.

2.2                               In the event of termination of this Lease Agreement before the agreed date for which termination the Tenant is responsible, the Tenant shall be liable for any and all damage caused thereby, in particular, but not limited to, loss of rent, incidental expenses and other charges relating to the period for which the lease has been entered into. The same shall apply vice versa should the Landlord be responsible for the termination.

2.3                               Since the Tenant already occupies the Leased Space and possesses the required number of keys, no separate physical handover shall take place. The Leased Space under this Lease Agreement is automatically deemed handed over as of the Lease Commencement.

3                                         Rent, Rent Adjustment and Advance Payments on Ancillary Costs

3.1                               The annual rent for the Leased Space is initially agreed at EUR 7,506,838 plus the statutory VAT applicable from time to time (currently 19%).

The annual rent is payable in twelve equal monthly instalments.

3.2                               The rent shall automatically be adjusted at the beginning of each calendar year in accordance with the increase or decrease of the consumer price index for Germany (Verbraucherpreisindex für Deutschland), basis 2010 = 100, as published by the Federal Office of Statistics, as compared to the level of such index on the Lease Commencement or as compared to the time any subsequent adjustment of the rent has been made as provided for herein. It is however understood that no Party shall be in default with the adjusted payment prior to a written notification of the adjustment by the other Party.

If, during the term of this Lease Agreement, the consumer price index should no longer be published by the Federal Office of Statistics, such index shall be replaced by the index published in its place by the Federal Office of Statistics or any successor organisation.

3.3                               The Landlord is in its equitable discretion (nach billigem Ermessen) entitled to claim reasonable advance payments on ancillary costs which are not directly settled by the Tenant (Clause 4). Such advance payments shall be payable each month in addition to and together with the rent.

4                                         Ancillary Costs

4.1                               The Tenant shall bear all operating costs within the meaning of the Operation Cost Ordinance (Betriebskostenverordnung).

4.2                               The Tenant shall directly settle accounts for these ancillary costs with the individual service providers/creditors if and to the extent that this is possible.

This shall, in particular, but without limitation, apply to the costs for:

(a)                                 property tax (Grundsteuer)

(b)                                 building insurance

(c)                                  heating including maintenance costs

(d)                                 chimney cleaning

(e)                                  hot water, water consumption

(f)                                   waste water and use of the sewerage system

(g)                                  garbage disposal

(h)                                 electricity consumption

(i)                                     gas consumption.

5                                         Manner of Payment

5.1                               The rent and the advance payments on ancillary costs shall be payable in advance for each month no later than on the third business day (Werktag) of each month.

The rent shall be remitted at no cost to the Landlord’s account number provided from time to time to the Tenant.

5.2                               The receipt of the amount and/or the credit entry on the Landlord’s account shall be decisive for timely payment.

5.3                               If and when the Tenant is in arrears with any payment, the Tenant shall owe dunning costs, if any and default interest at the respective statutory rate according to Sec. 247 of the German Civil Code (Bürgerliches Gesetzbuch — “BGB”).

The Landlord’s right to assert further damage claims shall remain unaffected.

6                                         Maintenance and Repair, Improvements

6.1                               The Parties undertake to effect and shall bear the costs for the maintenance (incl. decorative repairs), repair and replacement within the Buildings as set out in the Annex 6.1 which is attached hereto.

6.2                               The Tenant is entitled to effect improvements to the Leased Space with the Landlord’s consent which shall not be unreasonably withheld.

At the end of the lease term the Tenant has the option to either (i) leave improvements it has effected within the Leased Space in their then current condition without compensation or (ii) remove them at its own expense and repair any damage resulting from such removal.

6.3                               Where the Parties agree that, for reasons of practicality, the Tenant performs services that are contractually owed by the Landlord, e.g. according to Annex 6.1, the Tenant will invoice such services to the Landlord. However, the Tenant is obliged to obtain the Landlord’s approval in advance which is not to be unreasonably withheld.

7                                         Setoff, Retention and Reduction of Rent

7.1                               The Tenant may offset a claim against the rent or the ancillary costs or exercise a right of retention only, if the counterclaim is uncontested or has become res judicata.

7.2                               The Tenant may reduce the rent payments (Minderung) because of a defect of the Leased Space or its use only if and when (i) it notifies the Landlord in writing of its intention to reduce the rent at least one month before effecting the first reduction and (ii) it is not in arrears (Verzug) with any payments.

8                                         Subleasing

8.1                               The Landlord’s consent shall be required for any subleasing or other permission to use the Leased Space granted to third parties. Such consent to subleasing may not be unreasonably withheld.

8.2                               Subletting to affiliated entities of the Tenant within the meaning of Sec. 15 seq. AktG shall be deemed consented to by the Landlord as long as the relevant subtenant remains the Tenant’s affiliate within the meaning of Sec. 15 seq. AktG.

8.3                               The Tenant shall be liable for any and all acts or omissions of its subtenants. The Tenant, here and now, assigns to the Landlord for security purposes the Tenant’s claims against the subtenant under the sublease — including the lien (Pfandrecht) securing such claims — up to the amount of rent and ancillary cost prepayments owed to the Landlord. The Landlord accepts such assignment. The Tenant, however, remains entitled to collect rent and enforce claims under the sublease agreement unless the Landlord notifies the subtenant in writing that the security purpose has occurred.

9                                         Advertising Measures

Subject to the Landlord’s consent, the Tenant shall be entitled to install advertising signs at the places designated by the Landlord. The Tenant shall be responsible for obtaining permissions from authorities, if any. The consent may be withheld only if it is to be feared that the building will be disfigured or damaged as a result of the advertising measure.

10                                  Entry of Leased Space by Landlord

The Landlord or its designees shall be entitled to enter the Leased Space during regular business hours in order to check the state and condition after timely advance notice of at least five days.

If and when the Landlord intends to sell the Property or notice of termination of this Lease Agreement has been given, the Landlord or its designees may inspect the Leased Space together with the potential purchaser or subsequent tenant after timely advance notice.

11                                  Security, Landlord’s Lien

11.1                        The Tenant shall pay an amount of EUR 1,876,710 as security for any and all payment obligations hereunder including costs of legal remedies and eviction.

The Landlord has to arrange for the best possible interest on cash security, to which the Tenant is entitled.

11.2                        This security may also be provided also in the form of an irrevocable, directly enforceable, unconditional guaranty, unlimited in time, of a major German bank (selbstschuldnerische Bankbürgschaft). Payment by the guarantor shall be made upon first request of the Landlord.

The Tenant shall be released from the aforementioned obligation as long as Fresenius SE & Co. KGaA or one of its affiliated entities within the meaning of Sec. 15 seq. AktG is the owner of the property.

11.3                        Any security will be returned to the Tenant only, but then without undue delay, after fulfilment of all obligations of the Tenant, in particular, but not limited to, the obligation to pay rent, ancillary costs and repair costs and after vacation of the Leased Space.

The guaranty will expire six months after termination or expiration of this Lease Agreement if the Landlord has not used the guaranty by such point in time. The Landlord shall, however, be obligated to determine any claims under the guaranty and notify the Tenant thereof without delay.

11.4                        The Tenant knows that the Landlord has a statutory lien (Vermieterpfandrecht) on the Tenant’s property which the Tenant brought into the leased premises, and that the Tenant shall not be entitled to remove this property without the Landlord’s consent, except in the ordinary course of business. The ordinary course includes disposal of obsolete or replaced equipment.

12                                  Termination or Expiration of the Term of this Lease Agreement

Upon termination or expiration of the term of this Lease Agreement, the Tenant shall return to the Landlord the Leased Space cleaned, together with all keys, including those obtained by the Tenant, without the Tenant having any claim for compensation by the Landlord. The Tenant is obliged to repair damages it caused, ordinary wear and tear excepted.

In the event that, during the term of the lease, work for which the Tenant is responsible hereunder has not been executed and the Tenant is in default with such work, the Landlord may, at its choice, upon termination or expiration of the term of this Lease Agreement, cause such work to be executed at the Tenant’s costs and expense, or claim payment of the estimated costs of such work by the Tenant.

13                                  Insurances and Duty to ensure Safety

13.1                        To the extent permitted by law, the Tenant shall have the duty to make the Leased Space safe for persons and vehicles (Verkehrssicherungspflicht).

13.2                        The Tenant shall be responsible for insurance coverage for the risk resulting from its business operation.

14                                  Miscellaneous

14.1                        This Agreement contains all contractual arrangements made between the Parties with respect to the lease. There are no verbal side agreements.

14.2                        Modifications of and supplements to this Lease Agreement shall be valid only if made in writing in the form of a formal amendment.

14.3                        If any provision of this Lease Agreement or of any amendment to it is or will become invalid, this shall not affect the validity of the remaining provisions hereof and thereof. The Parties undertake to replace the invalid provision by a legally valid provision most closely matching the commercial and legal intention of the invalid provision.

The same shall apply to unintentional gaps or omissions in this Lease Agreement.

14.4                        The Parties are aware of the requirements of written form provided for in Sec. 550 BGB in conjunction with Sec. 578 para 1 BGB. Each of the Parties undertakes that at the other Party’s request it will immediately issue any statements and take any other action that may be required to ensure compliance with these requirements of written form and both Parties further undertake not to terminate this Agreement prematurely on grounds of it being ineffective due to non-compliance with any written form requirements. These undertakings shall apply not only to this ‘original’ or ‘principal’ Lease Agreement, but also to any addenda, amendments or supplements to this Lease Agreement. The aforementioned Parties are in agreement that, in deviation from Sec. 125 para 2 BGB, any failure to observe the written form requirement shall not affect the validity of this Lease Agreement.

14.5                        Due to the protection purpose of Sec. 550 BGB, the written form cure clause in Clause 14.4 does not have any binding effect on a possible acquirer of the Property. Therefore, if the Property is sold and is transferred to the acquirer as new landlord, the Tenant undertakes to conclude a new written form clause with the same content with the acquirer if the latter requires it. In the Tenant’s interest, the Landlord undertakes to oblige an acquirer by means of the purchase agreement (agreement according to Sec. 328 BGB) to conclude an amendment containing a written form clause with the Tenant at the Tenant’s request.

14.6                        This Lease Agreement shall be governed by German law. Exclusive place of jurisdiction is Bad Homburg v.d.H.

For the Landlord:

Fresenius Immobilien-Verwaltungs-GmbH & Co. Objekt St. Wendel KG

represented by its general partner Fresenius Immobilien-Verwaltungs-GmbH

This	30.12.2016	This	30.12.2016

/s/ Dr. Uta Klawitter		/s/ Dr. Karl-Dieter Schwab
Dr. Uta Klawitter		Dr. Karl-Dieter Schwab
Managing Director		Managing Director

For the Tenant:

Fresenius Medical Care Deutschland GmbH

This	December 30, 2016	This	December 30, 2016

/s/ Dr. Olaf Schermeier		/s/ Dominik Wehner
Dr. Olaf Schermeier		Dominik Wehner
Managing Director		Managing Director